STATE OF DELAWARE SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/29/2001
010541491 -- 2246544


                            CERTIFICATE OF AMENDMENT

                                       OF

                           CERTIFICATE OF DESIGNATIONS
                                     OF THE
                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                       UNIVERSAL INSURANCE HOLDINGS, INC.
                             _______________________

                    Pursuant to Section 242 of Title 8 of the
                     General Corporation Law of the State of
                                    Delaware

         The undersigned duly authorized officer of Universal Insurance Holdings, Inc. (formerly Universal Heights, Inc.), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") in accordance with the provisions of Section 242 thereof, DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Corporation, by unanimous written consent, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware as of October 19, 2001 and duly approved by at least a majority of the holders of Series A Preferred Stock of the Corporation, by consent, pursuant to Section 228 of the General Corporation Law of the State of Delaware as of October 19, 2001:

                  BE IT RESOLVED, that the Board of Directors of the Corporation deems it advisable to amend Section 2 of the Corporation's Certificate of Designation dated October 11, 1994 designating Series A Preferred Stock (the "Series A Certificate of Designation") by deleting in its entirety Section 2 and substituting therefor the following provision so that, as amended, said Section shall be read in its entirety as follows:

                        2. Voting. The holders of the shares of Series
                  A Preferred Stock shall have the right to vote on all matters submitted to a vote of the Corporation's shareholders, at the rate of one (1) vote to each one share of Series A Preferred Stock held on the record date for such meeting.

                  All other provisions of the Series A Certificate of Designation shall remain unchanged and in full force and effect;

         IN WITNESS WHEREOF, the Corporation has caused this Amended Certificate of Designations to be signed by a duly authorized officer as of October 25, 2001,

                                UNIVERSAL INSURANCE HOLDINGS, INC.

                                By: /s/ Bradley J. Meier
                                    -------------------------
                                    Bradley I. Meier
                                    President


ATTEST:


By:   /s/ Irwin L.Kellner
      -------------------
      Irwin L. Kellner, Secretary
'